Exhibit 3.1

Prescribed by: The Ohio Secretary of State Central Ohio: (614) 466-3910 Toll Free: 1-877-SOS-FILE (1-877-767-3453)
www.sos.state.oh.us e-mail: busserv@sos.state.oh.us

Certificate of Amendment by

Shareholders or Members

(Domestic)

Filing Fee $50.00

 (CHECK ONLY ONE (1) BOX)

(1)	Domestic for Profit		PLEASE READ INSTRUCTIONS		(2)	Domestic Nonprofit
	☐	Amended (122-AMAP)	☑	Amendment (125-AMDS)		☐	Amended (126-AMAN)	☐	Amendment (128-AMD)

Complete the general information in this section for the box checked above.

Name of Corporation	PECO II, Inc.

Charter Number	738541

Name of Officer	John G. Heindel

Title	Chairman, President, CEO, CFO and Treasurer

☑	Please check if additional provisions attached.

 The above named Ohio corporation, does hereby certify that:

 ☑ A meeting of the                    ☑ shareholders                    ☐ directors (nonprofit only)

☐ members was duly called and held on	May 6, 2008
(Date)

 at which meeting a quorum was present in person or by proxy, based upon the quorum present, an affirmative

 vote was cast which entitled them to exercise         73        % as the voting power of the corporation.

 ☐ In a writing signed by all of the     ☐ shareholders     ☐ directors (nonprofit amended articles only)

 ☐ members who would be entitled to the notice of a meeting or such other proportion not less than a majority as the articles of regulations or bylaws permit.

Clause applies if amended box is checked.

Resolved, that the following amended articles of incorporations be and the same are hereby adopted to supercede and take the place of the existing articles of incorporation and all amendments thereto.

541	Page 1 of 2	Last Revised: May 2002

All of the following information must be completed if an amended box is checked. If an amended box is checked, complete the areas that apply.

FIRST:	The name of the corporation is:

SECOND:	The place in the State of Ohio where its principal office is located is in the City of:

(city, village or township) (county)

THIRD:	The purposes of the corporation are as follows:

FOURTH:	The number of shares which the corporation is authorized to have outstanding is: See Attached
(Does not apply to box (2))

REQUIRED Must be authenticated (signed) by an authorized representative (See Instructions)		May 6, 2008

	Authorized Representative	Date

John G. Heindel
(Print Name)

	Authorized Representative	Date

(Print Name)

541	Page 2 of 2	Last Revised: May 2002

Attachment to Amended and Restated Articles of Incorporation

for PECO II, Inc.

ARTICLE FOURTH of the Corporation’s Amended and Restated Articles of Incorporation is amended to include the following:

Subdivision C

Reverse Stock Split

At 12:01 a.m., Eastern time, on May 7, 2008 (the “Effective Date”), every ten (10) shares of the Corporation’s Common Shares issued and outstanding immediately prior to the Effective Date automatically will be combined and reclassified into one (1) Common Share of the Corporation, thereby giving effect to a one-for-ten reverse stock split without further action of any kind (the “Reverse Stock Split”). Each holder of a certificate or certificates that immediately prior to the Effective Date represented issued and outstanding Common Shares will be entitled to receive, upon surrender of such certificates to the Corporation for cancellation, a certificate or certificates representing the number of whole Common Shares held by such holder on the Effective Date after giving effect to the Reverse Stock Split. No fractional Common Shares will be issued in the Reverse Stock Split; instead, shareholders who would otherwise be entitled to fractional shares will receive cash equal to the number of Common Shares held by a shareholder that would otherwise have been exchanged for the fractional share interest multiplied by the closing sale price of the Corporation’s Common Shares on the business day immediately preceding the Effective Date as reported by the NASDAQ Capital Market. No other exchange, reclassification, or cancellation of issued shares will be effected by this Amendment.